Exhibit 99.1

KIPS BAY MEDICAL ANNOUNCES THE COMMENCEMENT OF ITS U.S. FEASIBILITY CLINICAL TRIAL IN EUROPE AND RECRUITING OF U.S. SITES WHILE SECURING ADDITIONAL INFORMATION FOR THE FDA

Minneapolis, MN, August 22, 2012, Kips Bay Medical, Inc. (NASDAQ:KIPS) along with Manny Villafaña, its Founder, Chairman and CEO, announced today that its U.S. feasibility trial (eMESH I) of the eSVS Mesh has commenced in Bern, Switzerland and anticipates first implants and enrollments under this study to begin the week of September 2, 2012.  The objective of the eMESH I study remains the demonstration of initial safety and performance of the Kips Bay Medical eSVS Mesh sufficient to allow the FDA to approve an IDE for a pivotal study.

Simultaneously, Kips Bay Medical has begun the process of responding to the U.S. Food and Drug Administration’s (“FDA”) disapproval of its most recent IDE Application received on August 17, 2012.  The IDE Application filed on July 19, 2012 sought approval to add four U.S. sites to the feasibility trial described above.  In the letter received August 17, the FDA has requested additional information on the pre-clinical design testing of the eSVS Mesh that was referenced in the IDE Application.  The Company is gathering the necessary information and will provide it to the FDA within 30 days in an amended IDE Application.  If the FDA approves the amended IDE Application, U.S. physicians will then be allowed to begin enrolling patients.  Kips Bay Medical has already contacted prominent U.S. heart centers that are taking steps to secure internal approvals of their institutional review boards and administration/finance departments to participate in the study.

Kips Bay Medical Founder, Manny Villafaña, said “Despite the FDA response, we have received a significant level of interest and excitement about our eSVS Mesh by several leading U.S. cardiac surgeons who we recently introduced the product to in anticipation of a potential study here in the U.S.” Villafaña further stated “Their high level of interest in and eagerness to study the eSVS Mesh is a tremendous motivator for me, and the Kips Bay team, to ensure that the clinical study of the eSVS Mesh is performed properly in both the U.S. and Europe.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS Mesh, for use in coronary artery bypass grafting surgery. The eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding Kips Bay Medical’s intent to file an amended IDE application and anticipation of patient enrollments are forward-looking statements.  These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the risks detailed from time to time in Kips Bay Medical’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay Medical encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com